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                                                                     Exhibit l.1

BELL, BOYD & LLOYD LLC                        THREE FIRST NATIONAL PLAZA
                                              70 WEST MADISON STREET, SUITE 3300
                                              CHICAGO, ILLINOIS 60602-4207
                                              312.372.1121   FAX 312.372.2098

                                              OFFICES IN CHICAGO
                                              AND WASHINGTON, D.C.




                                  June 25, 2004





Nuveen Floating Rate Income Opportunity Fund

333 West Wacker Drive
Chicago, Illinois  60606


Ladies and Gentlemen:


                  Nuveen Floating Rate Income Opportunity Fund



     We have acted as counsel for Nuveen Floating Rate Income Opportunity Fund (the "Fund") in connection with the registration under the Securities Act of 1933 (the "Act") of certain of its common shares of beneficial interest (the "Shares") in registration statement no. 333-115200 on form N-2 as it is proposed to be amended by pre-effective amendment no. 3 (as proposed to be amended, the "Registration Statement").


     In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the agreement and declaration of trust and by-laws of the Fund, actions of the board of trustees of the Fund authorizing the issuance of shares of the Fund and the Registration Statement.

     We assume that, upon sale of the Shares, the Fund will receive the authorized consideration therefor, which will at least equal the net asset value of the Shares.

     Based upon the foregoing, we are of the opinion that when the Shares are issued and sold after the Registration Statement has been declared effective and the authorized consideration therefor is received by the Fund, they will be legally issued, fully paid and nonassessable by the Fund, except that, as set forth in the Registration Statement, shareholders of the Fund may under certain circumstances be held personally liable for obligations of the Fund.



     In rendering the foregoing opinion, we have relied upon the opinion of Bingham McCutchen LLP expressed in their letter to us dated June 25, 2004.


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BELL, BOYD & LLOYD LLC                        THREE FIRST NATIONAL PLAZA
                                              70 WEST MADISON STREET, SUITE 3300
                                              CHICAGO, ILLINOIS 60602-4207
                                              312.372.1121   FAX 312.372.2098

                                              OFFICES IN CHICAGO
                                              AND WASHINGTON, D.C.


     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                                    Very truly yours,


                                                    /s/ Bell, Boyd & Lloyd LLC